Exhibit 99.1

Contacts:	David L. Kerr	Joseph C. Tusa, Jr.
	Senior Vice President — Corporate Development	Senior Vice President and
	713.386.1420	Chief Financial Officer
	dkerr@comsys.com	713.386.1428
jtusa@comsys.com
COMSYS IT PARTNERS, INC.
ANNOUNCES PAYOFF OF SECOND LIEN TERM LOAN
HOUSTON, TX (December 18, 2006) — COMSYS IT Partners, Inc. (NASDAQ:CITP) today announced that it has amended its existing credit facilities to further reduce the Company’s current level of interest expense.
These amendments included, among other things, an expansion of COMSYS’ revolving credit facility from $145 million to $160 million, the repayment by the Company of the remaining $30 million of its existing second lien term loan with borrowings under the expanded revolver, and a reduction in interest rates on all of the Company’s remaining outstanding senior debt.
After completing the amendments, the Company had outstanding revolving credit borrowings of approximately $91.3 million (with excess availability of approximately $49.9 million) and an outstanding balance on its first lien term loan of $10 million. COMSYS will incur a charge of approximately $0.9 million in the fourth quarter of 2006 related to the early repayment of the second lien term loan, the write-off of certain deferred financing costs, and certain other expenses incurred in connection with this refinancing.
“This year we have focused on improving our operations and balance sheet, and the elimination of our remaining second lien debt was a priority,” COMSYS Chief Executive Officer Larry L. Enterline stated. “We are particularly pleased that our lenders agreed to expand our revolving credit facility for this purpose, as it not only confirms the continuing strength in our operations and cash flows, but also reduces the need for the Company to sell new equity to reduce its high-cost debt. The repayment of this debt alone will save us approximately $2.2 million of annualized interest expense at current rates, which is in addition to the $3.5 million of savings generated in September when we reduced the second lien facility from $100 million to $30 million. Equally important, we have succeeded in further streamlining and strengthening our balance sheet. With these improvements, our capital structure will serve us well in the future.”
-MORE-

CITP Announces Payoff of Second Lien Term Loan

December 18, 2006
About COMSYS IT Partners
COMSYS IT Partners, Inc. (NASDAQ: CITP) is a leading information technology services company with 43 offices across the U.S. and offices in Canada and the U.K. Leveraging more than 30 years of experience, COMSYS has enhanced its core competency of IT staffing services by creating client-centric, cost-effective information system solutions. COMSYS’ service offerings include contingent staff augmentation of IT professionals, permanent recruiting and placement, vendor management and project solutions, including network design and management, offshore development, customized software development and maintenance, software globalization/ localization translation services and implementation and upgrade services for SAS, business intelligence and various ERP packages. COMSYS primarily serves clients in the financial services/insurance, telecommunications, energy, pharmaceutical and healthcare industries and government agencies.
Forward-looking Statements
Certain information contained in this press release may be deemed forward-looking statements regarding events and financial trends that could affect the Company’s plans, objectives, future operating results, financial condition, performance and business. These statements may be identified by words such as “estimate,” “forecast,” “plan,” “intend,” “believe,” “should,” “expect,” “anticipate,” or variations or negatives thereof, or by similar or comparable words or phrases. Forward-looking statements are based on the Company’s expectations and beliefs concerning future events affecting the Company, which reflect estimates and assumptions made by management. These estimates and assumptions reflect the Company’s best judgment based on currently known market conditions and other factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond its control, including:
•	the Company’s success in attracting, training, retaining and motivating billable consultants and key officers and employees;

•	the Company’s ability to shift a larger percentage of its business mix into IT solutions and project management and, if successful, its ability to manage those types of business profitably;

•	changes in levels of unemployment and other economic conditions in the United States, or in particular regions or industries;

•	weakness or reductions in corporate information technology spending levels;

•	the Company’s ability to maintain existing client relationships and attract new clients in the context of changing economic or competitive conditions;

•	the impact of competitive pressures on our ability to maintain or improve our operating margins, including any change in the demand for the Company’s services;

•	the entry of new competitors into the U.S. staffing services market due to the limited barriers to entry or the expansion of existing competitors in that market;

•	increases in employment-related costs such as healthcare and unemployment taxes;

•	the possibility of the Company’s incurring liability for the activities of its billable consultants or for events impacting its billable consultants on clients’ premises;
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CITP Announces Payoff of Second Lien Term Loan

December 18, 2006
•	the risk in an uncertain economic environment of increased incidences of employment disputes, employment litigation and workers’ compensation claims;

•	the risk that cost cutting or restructuring activities undertaken by the Company could cause an adverse impact on certain of the Company’s operations;

•	economic declines that affect the Company’s business, including its profitability, liquidity or ability to comply with its loan covenants;

•	adverse conditions in credit and capital markets that may affect the Company’s ability to obtain financing or refinancing on favorable terms, including conditions that may restrict the Company’s ability to sell equity on favorable terms;

•	adverse changes to management’s periodic estimates of future cash flows that may affect the Company’s assessment of its ability to fully recover its goodwill;

•	whether governments will amend existing regulations or impose additional regulations or licensing requirements in such a manner as to increase the Company’s costs of doing business; and

•	other matters discussed in this press release and the Company’s most recent definitive proxy statement, Forms 10-K, 10-K/A, 10-Q and 8-K, as well as matters discussed in the Company’s future SEC filings.
Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. They can be affected by inaccurate assumptions the Company might make or by known or unknown risks and uncertainties. The forward-looking statements included in this release are not guarantees of future performance, and we cannot assure the reader that those statements will be realized or that the forward-looking events or circumstances will occur. Actual future results may vary materially. Because of these factors, the Company cautions that investors should not place undue reliance on any of its forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances, and is not responsible for any changes made to this release by wire or Internet services.
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